                                                                    Exhibit 99.a



[LOGO OF ONEOK]                                          Financial News
--------------------------------------------------------------------------------
                    Post Office Box 871    Tulsa, OK 74102-0871
                 -------------------------------------------------

For Immediate Release:  January 7, 2002

Contact:  Weldon Watson, 918-588-7158


                    ONEOK LEGAL EXPOSURE REDUCED CONSIDERABLY

         Tulsa, Oklahoma - ONEOK, Inc., (NYSE:OKE) announced today that Judge Roslyn O. Silver of the federal district court in Phoenix, Arizona has ruled that Southwest Gas Corporation (NYSE:SWX) cannot attempt to pursue its alleged $308 million damage claim against ONEOK.

         The ruling is the latest of several pretrial rulings in which the court has limited the litigation arising from the competing efforts of ONEOK and Southern Union Company (NYSE:SUG) to acquire Southwest Gas Corporation.

         David Kyle, chairman, president, and chief executive officer of ONEOK, said, "I am very pleased with the ruling on the damage claim of Southwest Gas. Combined with an earlier ruling on Southern Union's damage claim, it significantly reduces our exposure on actual damages from over a billion dollars to something less than $7 million."

         Judge Silver also granted the motion for summary judgment by Southern Union, thus eliminating ONEOK's claims against Southern Union.

         ONEOK and Southwest Gas still have claims against each other in connection with the ONEOK-Southwest Gas merger agreement. The court also ruled that Southern Union does have claims for punitive damages against Southwest Gas, but it has not finally ruled on any other potential punitive damages.

         Trial on the remaining claims is scheduled to commence in Phoenix on October 15, 2002. ONEOK remains confident in the positions it has asserted in the litigation.

         ONEOK, Inc., is a diversified energy company involved in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent area of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, serving 1.4 million customers. ONEOK is a Fortune 500 company.

                                       ###

Statements contained in this release that include company expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results of company earnings could differ materially from those projected in such forward-looking statements. Additional information about ONEOK is available on the ONEOK web site at www.oneok.com. Service area maps and logos are available under Media Kit.